Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Neutral Tandem, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 16, 2011, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ Deloitte and Touche LLP

Chicago, Illinois

May 10, 2011